UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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FIRST FRANKLIN CORPORATION
(Name of Registrant as Specified In Its Charter)
Lenox Wealth Management, Inc. John C. Lame
(Name Of Person(S) Filing Proxy Statement, If Other Than The Registrant)
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June 9, 2010

Press Release

SOURCE: Lenox Wealth Management, Inc.

World’s Largest Independent Proxy Advisor Recommends Voting for John Lame and Against Incumbent Directors in First Franklin Director Contest

CINCINNATI--(BUSINESS WIRE)--Lenox Wealth Management, Inc. (LNXW.PK) announced that Risk Metrics Group has recommended that shareholders vote for John Lame in the election of directors at First Franklin Corporation (Nasdaq: FFHS).

Mr. Long, Vice President at Lenox Wealth Management, criticized Franklin’s Chairman, President and CEO, John J. Kuntz, for his recent statements touting the recommendation that the incumbent directors recently received from Glass Lewis & Co, another proxy advisory firm.  According to Mr. Long, “this is just another example of Mr. Kuntz giving part of the story in the Franklin Board’s continuing efforts to mislead the shareholders”.

Mr. Long questioned why Mr. Kuntz would inform shareholders of the Glass Lewis opinion, but neglect to mention the opinion from the world’s largest independent proxy advisor, Risk Metrics.  According to Mr. Long “Risk Metrics spent considerable time and effort interviewing all parties involved in this election, including Mr. Kuntz and Mr. Siemers.  They analyzed the qualifications of each nominee and the business plan of each side, and came to the conclusion that shareholders should vote for John Lame and not for Mr. Kuntz or Mr. Siemers.  Meanwhile, Glass Lewis did not talk to anybody involved before issuing their recommendation.” Added Mr. Long “Risk Metrics got it right when they recommended a vote against the incumbent directors who have led this bottom performing institution”.

 Mr. Long also found it typical of Mr. Kuntz to selectively cite information from the Glass Lewis report.   Mr. Long points to the grave concerns that Glass Lewis raised regarding the internal controls at Franklin, citing a material weakness identified in Franklin’s latest 10-Q regarding a failure to perform routine bank account reconciliations.  According to the Glass Lewis report “We believe this material weakness may signal weak internal accounting expertise, poor internal controls and aggressive financial reporting practices at the company”.

Lenox recently withdrew the nomination of Mr. Long in the election of directors at Franklin.   According to Mr. John Lame, Lenox President & CEO “While stating that Mr. Long is qualified to be a director of Franklin, and would bring value to the Board, there are concerns with nominating both of us given that we have offered to acquire all of Franklin’s outstanding shares.  We have listened to this feedback and are withdrawing Mr. Long’s nominations in order to demonstrate to all shareholders that we have their best interests in mind”.

About Lenox Wealth Management: Lenox Wealth Management provides wealth management and family office services to executives and retirees of the Procter & Gamble, SNI and Scripps communities in Cincinnati. The company was originally founded in 1887 by William Cooper Procter to meet the financial needs of Procter & Gamble families. It was originally chartered as a thrift institution. The thrift was sold in 2003 and the company was repositioned as an independent fee only Registered Investment Advisory (RIA) with current assets of $550 million.

The Corporation's common stock is traded on Pink Sheets under the symbol "LNXW.PK"

Contact:

     Lenox Wealth Management, Inc.
     Jason Long, 513.618.7080
     jlong@lenoxwealth.com